Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to Journal Communications, Inc. 2007 Omnibus Incentive Plan of our reports dated February 8, 2007, except for Note 14, as to which the date is February 26, 2007, with respect to the consolidated financial statements and schedule of Journal Communications, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2006, Journal Communications, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Journal Communications, Inc., filed with the Securities and Exchange Commission.

Ernst & Young LLP

May 18, 2007